Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES
NEW DIRECTOR OF GENERAL PARTNER

RADNOR, PA., January 3, 2006 - Penn Virginia Resource Partners, L.P. (NYSE: PVR) announced today that James L. Gardner was elected to the Board of Directors of Penn Virginia Resource GP, LLC, the Partnership's general partner.

Mr. Gardner is currently an Associate Professor of Interdisciplinary Studies at Freed-Hardeman University in Henderson, Tennessee. From 1993 to 2004, Mr. Gardner served in various capacities for Massey Energy Company (NYSE: MEE), the world's fourth largest coal mining company, including as Executive Vice President and Chief Administrative Officer from 2002 to 2004, a director from 2000 to 2002 and Senior Vice President and General Counsel from 1994 to 2000.

A. James Dearlove, Chief Executive Officer of the general partner of Penn Virginia Resource Partners, L.P., said, "Penn Virginia is very pleased to announce the addition of Mr. Gardner to our general partner's Board of Directors. His significant coal industry experience and knowledge will certainly be an asset as the Partnership continues to grow."

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership's website at www.pvresource.com.